UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Key Energy Services, Inc.
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Key Energy Services	Richard J. (Dick) Alario
1301 McKinney	Chairman, President and Chief Executive Officer
Suite 1800	Telephone: 713.651.4300
Houston, Texas 77010	Facsimile: 713.651.4551
www.keyenergy.com

Dear Fellow Key Energy Shareholder:

The Board of Directors is asking shareholders to approve our 2007 Equity and Cash Incentive Plan at our annual shareholders meeting on December 6, 2007. We strongly believe that the Plan is essential to our continuing efforts to increase shareholder value and recommend that you vote FOR approval of the Plan.

We use equity awards to align the interests of management and employees to those of our shareholders. These awards, which vest over time, foster an ownership culture and are essential for us to recruit, retain and motivate our management and employees. This is especially important in the current market, where employment opportunities in the energy industry are abundant. Our prior equity incentive plan has expired and no shares are currently available for us to provide equity incentives. Unless our shareholders approve the Plan, we will be unable to use equity as a compensation and retention tool. That could impact our ability to continue to grow the Company in 2008 and beyond.

The Plan authorizes the Board’s compensation committee to award up to 4 million shares. This represents approximately 3% of our current outstanding common stock on an undiluted basis. We believe that this will provide sufficient shares for equity incentives to attract and retain personnel without resulting in undue additional dilution of the current shareholders. Although the terms of the grants are in the discretion of the compensation committee (subject to some limitations), historically our grants have been broad-based and not limited to senior management and have been subject to vesting periods designed to create long-term incentives.

As you evaluate the Plan, it is important to recognize that Glass Lewis & Company and Egan Jones Proxy Services both recommend that shareholders vote FOR the Plan. ISS Governance Services has recommended voting against the Plan. ISS based its recommendation on its cost-based analysis, expressed in terms of “shareholder value transfer” (SVT), which is measured using a binomial model that assesses the amount of shareholders’ equity flowing out of the company to participants as options are exercised and/or restrictions on awards are lapsed. The total cost of all of a company’s plans, as determined using the model, is compared to a company specific cap, based on the industry and on the company’s performance. ISS’s cost-based analysis estimated the SVT of our plans at 6.50%, which exceeded ISS’s allowable cap for Key of 6.00%. Notably, ISS also performed a “three-year burn rate analysis” of how rapidly the company used its shares reserved for equity compensation plans. Based on its formula, ISS concluded that Key “passed” under its burn rate policy.

Although the Plan does not fall within the parameters of ISS’s cost-based analysis, for the important reasons outlined above we believe that it is in the interests of all shareholders to approve the Plan.

I would also point out that our employees and our Board have worked hard to improve shareholder value. Highlights of this performance include:

•              Revenue increased from $987 million in 2004 to over $1.5 billion in 2006;

•              Net income improved from a loss of $32 million in 2004 to income of $171 million in 2006;

•              Strong balance sheet with net debt of $ 266 million as of September 30, 2007;

•              Implementation of a new capital investment plan, including targeted acquisitions and stock repurchase program

•              Creation of a new executive and senior management team;

•              New international contracts in Mexico; and

•              Significant improvement in employee turnover and safety performance

We hope to continue this record of improved performance, and believe the Plan is vital to enable us to create incentives for our management and employees to do so. Please support our efforts to increase shareholder value by voting FOR approval of the Plan, as well as by following the Board’s voting recommendations on the other agenda items.

If you have any questions about the Plan or would like additional information, please call John Daniel at 713-651-4300.

Thank you.

Sincerely,

/s/ Dick Alario

Dick Alario
Chairman of the Board and
Chief Executive Officer